Exhibit 99.1

Disc Medicine Reports Second Quarter 2023 Financial Results and Provides Business Update

•	Presented positive initial safety and efficacy data from BEACON trial at the European Hematology Association (EHA) Congress in June 2023; data from all patients in BEACON to be presented year-end 2023

•	Initiated phase 1/2 study of bitopertin in patients with Diamond-Blackfan Anemia who have failed corticosteroid treatment

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Enrolling patients in two separate Phase 1b/2 studies for DISC-0974, one in patients with anemia of chronic kidney disease who are not receiving dialysis (NDD-CKD) and one in patients with myelofibrosis and anemia; initial data from both trials expected by year-end 2023

•	Strengthened financial position through $158 million upsized public offering; ended Q2 with approximately $378 million in cash that is expected to fund operations well into 2026

WATERTOWN, Mass. (August 11, 2023) – Disc Medicine, Inc. (NASDAQ:IRON), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today reported financial results for the second quarter ending June 30, 2023, and provided an update on recent program and corporate developments.

“This was a landmark quarter for our company, as we presented positive initial data from the BEACON study at EHA, which showed the promise of bitopertin as a potential treatment for EPP. The BEACON data catalyzed the successful completion of an upsized public offering, which provides runway well beyond key read-outs across our portfolio and positions us to advance bitopertin into late-stage development,” said John Quisel, J.D., Ph.D., President and Chief Executive Officer of Disc. “We continue to make excellent progress across our portfolio and look forward to providing updated results from BEACON and our other studies at the end of the year.”

Recent Business Highlights and Upcoming Milestones:

Bitopertin: GlyT1 Inhibitor (Heme Synthesis Modulator)

Bitopertin is an investigational, clinical-stage, orally-administered inhibitor of glycine transporter 1 (GlyT1) that is designed to modulate heme biosynthesis. GlyT1 is a membrane transporter expressed on developing red blood cells and is required to supply sufficient glycine for heme biosynthesis and support erythropoiesis. Disc is planning to develop bitopertin as a potential treatment for a range of hematologic diseases including erythropoietic porphyrias, where it has potential to be the first disease-modifying therapy.

•	Presented positive initial data from BEACON, an open-label Phase 2 clinical study of bitopertin in patients with EPP and X-linked protoporphyria (XLP), demonstrating:

•	Consistent and dose-dependent reductions of protoporphyrin IX (PPIX), the disease-causing metabolite in EPP

•	Significant improvements in sunlight tolerance and quality of life

•	Bitopertin was well-tolerated, with no meaningful changes in hemoglobin

•	Continued enrollment for AURORA, a Phase 2 randomized, placebo-controlled clinical study of bitopertin in adults with EPP. Disc expects to have data by year-end 2023, to be presented in early 2024.

•	Initiated and enrolled first patient in an NIH-sponsored Phase 1/2 study of bitopertin in patients with Diamond-Blackfan Anemia in July 2023

DISC-0974: Anti-Hemojuvelin Antibody (Hepcidin Suppression)

DISC-0974 is an investigational anti-hemojuvelin monoclonal antibody (mAb) and is designed to suppress hepcidin production and increase serum iron levels in patients suffering from anemia of inflammation.

•	Enrollment ongoing for a Phase 1b/2 clinical study of patients with anemia of chronic kidney disease who are not receiving dialysis (NDD-CKD); initial data expected by year-end 2023

•	Continued enrollment in a Phase 1b/2 clinical study in MF patients with severe anemia on stable background therapy; initial data expected by year-end 2023

MWTX-003: Anti-TMPRSS6 Antibody (Hepcidin Induction)

MWTX-003 is an investigational, anti-TMPRSS6 (Transmembrane Serine Protease 6, also known as Matriptase-2) monoclonal antibody designed to increase hepcidin production and suppress serum iron.

•	Continued technology transfer and study preparation activities for MWTX-003. Disc plans to initiate a Phase 1 study in healthy volunteers during the second half of 2023.

•	Disc plans to develop MWTX-003 initially as a treatment for polycythemia vera as well as other indications.

Corporate:

•	Completed an upsized public offering of common stock and pre-funded warrants in June 2023 for $157.8 million in gross proceeds.

Second Quarter 2023 Financial Results:

•	Cash Position: Cash and cash equivalents were $377.6 million as of June 30, 2023, which are expected to fund our operational plans well into 2026.

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Research and Development Expenses: R&D expenses were $12.1 million for the quarter ended June 30, 2023, as compared to $7.7 million for the quarter ended June 30, 2022. The increase in R&D expenses were primarily driven by the progression of Disc’s portfolio, including bitopertin’s ongoing two Phase 2 clinical studies, increased headcount, and costs related to technology transfer and study preparations for MWTX-003.

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General and Administrative Expenses: G&A expenses were $5.2 million for the quarter ended June 30, 2023, as compared to $4.3 million for the same period in 2022. The increase in G&A expenses was primarily due to increased headcount.

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Net Loss: Net loss was $15.9 million for the quarter ended June 30, 2023, as compared to $9.6 million for the second quarter of 2022. The increase was primarily due to higher operating costs in the current period to support the continued advancement of our pipeline.

About Disc Medicine

Disc Medicine (NASDAQ:IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis. For more information, please visit www.discmedicine.com.

Available Information

Disc announces material information to the public about the Company, its products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (SEC), press releases, public conference calls, webcasts and the investor relations section of the Company website at ir.discmedicine.com in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

Disc Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding Disc’s expectations with respect to its AURORA Phase 2 and BEACON Phase 2 clinical studies of bitopertin, and its Phase 1b/2 study of bitopertin in Diamond-Blackfan Anemia, its Phase 1b/2 clinical study of DISC-0974 in NDD-CKD patients with anemia, its anticipated Phase 1 study of MWTX-003 and potential development of MWTX-003 as a treatment for polycythemia vera and other indications, projected timelines for the initiation and completion of its clinical trials, anticipated timing of release of data, and other clinical activities; Disc’s business plans and objectives; and Disc’s beliefs about operating expenses and that it will have capital to fund Disc well into 2026. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” or the negative of these terms and other similar words or expressions that are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Disc’s current beliefs, expectations and assumptions regarding the future of Disc’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Disc may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and investors should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements as a result of a number of material risks and uncertainties including but not limited to: the adequacy of Disc’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the nature, strategy and focus of Disc; the difficulty in predicting the time and cost of development of Disc’s product candidates; Disc’s plans to research, develop and commercialize its current and future product candidates; the timing of initiation of Disc’s planned preclinical studies and clinical trials; the timing of the availability of data from Disc’s clinical trials; Disc’s ability to identify additional product candidates with significant commercial potential and to expand its pipeline in hematological diseases; the timing and anticipated results of Disc’s preclinical studies and clinical trials and the risk that the results of Disc’s preclinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials and may not support further development and marketing approval; the other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and other documents filed by Disc from time to time with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Disc’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. None of Disc, nor its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law.

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$12,100	$7,714	$32,280	$15,535
General and administrative	5,228	4,301	10,173	6,440

Total operating expenses	17,328	12,015	42,453	21,975

Loss from operations	(17,328)	(12,015)	(42,453)	(21,975)
Other income (expense), net	1,405	2,435	3,772	2,542
Income tax expense	(24)	—	(47)	—

Net loss	$(15,947)	$(9,580)	$(38,728)	$(19,433)

Weighted-average common shares outstanding-basic and diluted	21,484,955	944,706	20,226,923	934,286

Net loss per share-basic and diluted	$(0.74)	$(10.14)	$(1.91)	$(20.80)

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$377,602	$194,611
Other current assets	4,131	3,880

Total current assets	381,733	198,491
Non-current assets	2,441	1,714

Total assets	$384,174	$200,205

Liabilities and Stockholders’ Equity
Current liabilities	$9,683	$22,578
Non-current liabilities	3,272	1,027

Total liabilities	12,955	23,605
Total stockholders’ equity	371,219	176,600

Total liabilities and stockholders’ equity	$384,174	$200,205

Media Contact

Peg Rusconi

Verge Scientific Communications

prusconi@vergescientific.com

Investor Relations Contact

Christina Tartaglia

Stern Investor Relations

christina.tartaglia@sternir.com